                            Sunoco Logistics                                          Sunoco Partners Marketing & Terminals L.P 1004 N.

                                                                                                                                       Big Spring Street Suite 515

                                                                                                                                                      Midland, TX 79701 915-686-7080

                                                                                                             Fax 915-687-2641

February 13, 2003

Mr. Lane Frizzell

Enrich Oil Corporation

One City Center, Suite 6-A

Abilene, TX 79601

Re:    Crude Oil Purchase Agreement

          Sunoco Partners Reference No. 520019

Dear Mr. Frizzell:

Reference is made to the above subject Crude Oil Purchase Agreement whereby Sunoco Partners Marketing & Terminals L.P. will purchase all of the crude oil and condensate, produced from the lease(s) listed on Exhibit "A".

This confirms our understanding that by mutual consent said agreement shall be amended as follows:

Effective February 1, 2003, the following leases were added, as set forth on Exhibit "A":

Property Number                                                       Lease Name                                         Countv/ST

0428980000                                                               Foster Price (083058)                          Nolan, TX

0428990000                                                               Exxon Price (116330)                         Nolan, TX

For Sunoco Partners Properties #0428980000, and #0428990000, the following paragraph shall read:

Price. Effective February 1, 2003, Sunoco Partners' posted price for West Central Texas Intermediate crude oil (currently Sunoco Partners' Co1. 9), available in Sunoco Partners Marketing & Terminals L.P. Crude Oil Price Bulletin Summary as published, modified by the net adjustment. Buyer and Seller agree that the net adjustment shall be computed as set forth in Exhibit "A". The Temporary Marketing Adjustment (T.M.A.) currently equals two dollars and forty-five cents ($2.45) per barrel.

Term: Effective March 1,2003, this agreement shall remain in effect for an extended term of six (6) months, and from month to month thereafter, unless and until terminated by either party upon written notice thereof given thirty (30) days in advance of the end of the primary term of this agreement or any extensions thereof.

Price. Effective March 1, 2003, Sunoco Partners' posted price for West Central Texas Intermediate crude oil (currently Sunoco Partners' Col. 9), available in Sunoco Partners Marketing & Terminals L.P. Crude Oil Price Bulletin Summary as published, modified by the net adjustment. Buyer and sel1er agree that the net adjustment shall be computed as set forth in Exhibit "A". The Temporary Marketing Adjustment (T.M.A.) currently equals two dollars and forty-five cents {$2.45) per barrel. .

~

For pricing purposes, the oil delivered during any give calendar month hereunder shall be deemed to have been delivered in equal daily quantities during such month.

Except as hereby specifically modified, all terms and conditions of said Crude Oil Purchase Agreement shall remain in full force and effect.

If the foregoing is in accordance with your understanding of our agreement, please indicate your acceptance and confirm by signing in duplicate and returning one (1) copy for our files to:

Contract Administrator

Sunoco Partners Marketing & Terminal.L.P.

1004 N. Big Spring, Suite 515

Midland, Texas 79701

If we do not receive a response by mail within ten (10) business days from the date of receipt of this letter, we will take that as evidence of your acceptance of this agreement.

Agreed and accepted this 21st day of February, 2003

ENRICH OIL CORPORATION

By

TitIe                 \/,p.

COPA 520019 Amendment